Exhibit 99.7

CONFORMED COPY

PROVINCE OF BRITISH COLUMBIA

CNY2,500,000,000

2.25% BONDS, SERIES BCCNY-1, DUE November 13, 2014

FISCAL AGENCY AGREEMENT

Dated as of November 13, 2013

PROVINCE OF BRITISH COLUMBIA

FISCAL AGENCY AGREEMENT dated as of November 13, 2013, among the Province of British Columbia (the “Province”), The Bank of New York Mellon, a corporation organized and existing under the laws of the State of New York acting pursuant to its appointment under Section 2 of this Agreement (the “Fiscal Agent”, which term includes any successor Fiscal Agent appointed in accordance with this Agreement) and The Bank of New York Mellon (Luxembourg), S.A., acting pursuant to its appointment under Section 2 of this Agreement (the “Luxembourg Paying Agent”).

1.                          Underwriting Agreement.  The Province entered into an underwriting agreement dated as of November 1, 2013, with the underwriters named therein, providing for the issue and sale by the Province of CNY2,500,000,000 aggregate principal amount of its 2.25% Bonds, Series BCCNY-1, due November 13, 2014 (the “Bonds”).

2.                          Appointment of Fiscal Agent and Paying Agents.  (a)  The Province hereby appoints the Fiscal Agent, at present having its principal corporate trust office at 101 Barclay Street, 7E, New York, New York 10286, in the Borough of Manhattan, the City and State of New York, as fiscal agent, registrar, transfer agent and principal paying agent of the Province for the Bonds, upon the terms and subject to the conditions set forth in this Agreement, and the Fiscal Agent accepts such appointment.

(b)                     The Province may from time to time appoint one or more additional agents (hereinafter called a “Paying Agent” or the “Paying Agents”) for the payment (subject to the applicable laws and regulations) of the principal of and interest and Additional Amounts (which term shall mean the same herein as defined in the terms and conditions of the Bonds), if any, on the Bonds at such place or places as the Province may determine.  Any such Paying Agent or Paying Agents appointed by the Province will have the benefit of and be subject to the provisions of this Agreement to the same extent as the Fiscal Agent in its capacity as principal paying agent.  The Province may at any time terminate the appointment of any Paying Agent; provided (i) that if definitive Bonds are issued and for so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Province will appoint and maintain a Paying Agent in Luxembourg, and (ii) that the Province will maintain a Paying Agent in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to the European Council Directive 2003/48/EC of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such directive.  Upon the appointment of a Paying Agent in Luxembourg and in the event of a change in the Luxembourg Paying Agent, notice will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website, currently at www.bourse.lu.  The Province will keep the Fiscal Agent informed as to the name, address, and telephone and facsimile numbers of each Paying Agent appointed by it and will notify the Fiscal Agent of the resignation or removal of any Paying Agent.  The Fiscal Agent shall arrange with each Paying Agent for the payment, as provided herein, of the principal of and interest and Additional Amounts, if any, on the Bonds on terms approved by the Province (further references herein to principal and interest shall be deemed to also refer to any Additional Amounts).

(c)                      The Province hereby appoints the Luxembourg Paying Agent, at present having its principal office at 2-4 rue Eugene Ruppert, Vertigo Building - Polaris, L-2453 Luxembourg, as Paying Agent of the Province for the Bonds in Luxembourg, upon the terms and subject to the conditions set forth in this Agreement, and the Luxembourg Paying Agent accepts such appointment.

3.                          Form.  (a)  The Bonds shall initially be issued in the form of one fully registered global certificate without coupons (such registered global certificate and any registered global certificate or certificates issued upon any transfer or exchange thereof or in replacement therefor are hereinafter referred to as the “Global Bond”).  The Global Bond shall initially be registered in the name of the nominee of The Bank of New York Mellon, London Branch as common depositary (the “Common Depositary”, which term includes any successor depositary appointed in accordance with this Agreement) for Clearstream Banking, société anonyme (“Clearstream”, which term includes any successor thereto) and Euroclear Bank S.A./N.V. (“Euroclear”, which term includes any successor thereto), and held by the Common Depositary or its nominee for Clearstream and Euroclear.  As long as the Common Depositary or its nominee is the registered holder of the Global Bond, it will be considered the sole owner and registered holder of the Bonds for all purposes under this Agreement and the Global Bond.  Notwithstanding any other provisions of this Agreement, neither of the Province or the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to or for payments made by the Common Depositary, Clearstream or Euroclear or any Clearstream or Euroclear direct or indirect participant on account of beneficial ownership interests in the Global Bond or for maintaining, supervising or reviewing any records of such clearing system or participant relating to such beneficial ownership interests.  Except as provided in Section 6, owners of beneficial interests in the Global Bond will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive Bonds in definitive registered form and will not be considered registered holders thereof under this Agreement.  The Global Bond will be substantially in the form attached hereto as Exhibit 1.

(b)                     All Bonds (including the Global Bond) shall be signed and countersigned on behalf of the Province, manually or in facsimile, by its authorized officials, and may be sealed with the manual or facsimile seal of its Ministry of Finance.  In the event that any official of the Province who shall have signed or countersigned or whose facsimile signature or countersignature shall appear upon any of the Bonds shall cease to hold such office before the Bonds so signed shall actually have been authenticated, registered or delivered, such Bonds nevertheless may be authenticated, registered and delivered with the same force and effect as though such person who signed or countersigned such Bonds had not ceased to be such official of the Province.  For the purposes of this Section, “facsimile” includes by engraving, lithography, printing or electronic means.

4.                          Authentication.  The Fiscal Agent shall, upon receipt of Bonds duly executed on behalf of the Province together with a written order or orders from the Province to authenticate and deliver such Bonds in a stated aggregate principal amount, (i) authenticate and register not more than the said aggregate principal amount of Bonds and deliver them in accordance with the written order or orders of the Province and (ii) thereafter authenticate, register and deliver Bonds in accordance with the provisions of Sections 5, 6 and 8.  The total amount of the Bonds to be issued and outstanding at any time, whether in the form of the Global

Bond or Bonds in definitive registered form issued in exchange for the Global Bond, shall not exceed CNY2,500,000,000 in aggregate principal amount (or such lesser amount as may be determined in accordance with Section 9(d)), plus the aggregate principal amount of any additional bonds issued by the Province pursuant to any supplement hereto in accordance with Section 15.

5.                          Registration, Transfers and Exchanges.  (a)  The Fiscal Agent, as agent of the Province for such purpose, shall at all times keep at its office in the borough of Manhattan, the City and State of New York or at such other office reasonably satisfactory to the Province (the “Fiscal Agent’s Office”) a register (the “Register”) for the initial registration and registration of transfers and exchanges of Bonds, in which shall be entered the names and addresses of the registered holders of Bonds and the principal amount of and other particulars of the Bonds held by them.  Subject to Section 6, upon surrender for registration of transfer of any Bond at the Fiscal Agent’s Office, the Fiscal Agent shall authenticate, register and deliver, in the name of the transferee or transferees, a new Bond or Bonds for a like aggregate principal amount in accordance with the provisions of the Bonds.  Subject to Section 6, upon surrender of any Bond at the Fiscal Agent’s Office for exchange the Fiscal Agent shall authenticate, register and deliver, in exchange for such Bond, a new Bond or Bonds of the appropriate authorized denomination or denominations and for a like aggregate principal amount in accordance with the provisions of the Bonds.  The Province and the Fiscal Agent shall not be required to make any exchange of Bonds if, as a result thereof, the Province may incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of the exchange.

(b)                     All new Bonds authenticated and delivered by the Fiscal Agent upon registration of transfer or in exchange for Bonds of other denominations shall be dated so that neither gain nor loss of interest shall result from such registration of transfer or exchange.

(c)                      All Bonds presented or surrendered for registration of transfer, exchange or payment shall be accompanied by a written instrument or instruments of transfer in a form satisfactory to the Fiscal Agent, which form shall be in accordance with the prevailing United States transfer regulations and practices and duly executed by the registered holder or its duly authorized attorney.

(d)                     The Fiscal Agent shall not impose any service charge on the registered holder for any such registration of transfer or exchange of Bonds other than reasonable fees for the replacement of lost, stolen, mutilated, defaced or destroyed Bond certificates; however, the Province may require of the party requesting such transfer or exchange, as a condition precedent to the exercise of any right of transfer or exchange contained in this Agreement or in the Bonds, the payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith.  In addition, owners of beneficial interests in the Bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

(e)                      The Province and the Fiscal Agent shall deem and treat the person in whose name a Bond is registered as the absolute owner of such Bond for all purposes whatsoever, whether or not such Bond is overdue, and neither the Province nor the Fiscal Agent shall be affected by notice to the contrary.  All payments to or on the order of the registered holder of any

Bond are valid and effectual to discharge the liability of the Province or the Fiscal Agent on such Bond to the extent of the sum or sums paid.

(f)                       The Fiscal Agent shall not be required to register any transfer or exchange of Bonds during the period from any Record Date to the next following Interest Payment Date and for the purposes of any interest payment made on an Interest Payment Date in accordance with Section 7(b) or (c), such payment shall be made to those persons in whose names the Bonds are registered at the close of business on the Record Date.  In this Agreement, the terms “Interest Payment Date” and “Record Date” will bear the meanings ascribed to them in the Bonds.

6.                          Special Provisions Relating to the Global Bond.  (a)  Unless the Global Bond is presented by an authorized representative of the Common Depositary or its nominee to the Province or the Fiscal Agent for registration of transfer, exchange or payment, and any replacement Global Bond issued is registered in the name of the Common Depositary or its nominee as is requested by such authorized representative, any transfer, pledge or other use of the Global Bond for value or otherwise shall be wrongful since the registered holder thereof has an interest therein.

(b)                     Except as provided in this Section 6, Bonds will not be issued in definitive registered form.  If at any time Clearstream or Euroclear ceases to carry on business, or announces an intention to cease carrying on business, as depositary or as a clearing agency, in each case, in relation to the Bonds, the Province shall appoint a successor depositary or clearing agency with respect to the Global Bond.  If, in any such case, a successor depositary or clearing agency for the Global Bond is not appointed by the Province within 90 days after the Province receives such notice or becomes aware of such ineligibility or other event, the Province shall execute Bonds in definitive registered form, and the Fiscal Agent, upon receipt thereof, shall authenticate and deliver such Bonds in definitive registered form without coupons, in minimum denominations of CNY1,000,000 and integral multiples of CNY10,000 for amounts in excess of CNY1,000,000, in an aggregate principal amount equal to the aggregate principal amount of the Global Bond as of the exchange date.

(c)                      The Province may at any time and in its sole discretion determine not to have any of the Bonds held in the form of the Global Bond.  In such event, the Province shall execute Bonds in definitive registered form without coupons, in minimum denominations of CNY1,000,000 and integral multiples of CNY10,000 for amounts in excess of CNY1,000,000, in an aggregate principal amount equal to the aggregate principal amount of the Global Bond as of the exchange date, and the Fiscal Agent, upon receipt thereof, shall authenticate such Bonds in definitive registered form and deliver them in accordance with this section.

(d)                     Upon the exchange of the Global Bond for Bonds in definitive registered form, the Fiscal Agent shall cancel the Global Bond and shall reduce the holdings on the Register to nil.  Bonds in definitive registered form issued in exchange for the Global Bond pursuant to this section shall be registered in such names as the Common Depositary shall instruct the Fiscal Agent or the Province.  The Fiscal Agent shall deliver such Bonds in definitive registered form to or as directed by the persons in whose names such definitive registered Bonds are so registered and shall direct all payments to be made in respect of such Bonds in definitive registered form to the registered holders thereof on or after such exchange regardless of whether such exchange occurred after the Record Date for such payment.

(e)                      All Bonds in definitive registered form issued upon the exchange of the Global Bond shall be valid obligations of the Province, evidencing the same debt, entitled to the same benefits and subject to the same terms and conditions (except insofar as they relate specifically to the Global Bond) as the Global Bond surrendered upon such exchange.

(f)                       The Global Bond may be transferred, in whole but not in part, only to another nominee or successor of the Common Depositary.

(g)                      In the event definitive Bonds are issued and for so long as Bonds in definitive registered form are listed on the Luxembourg Stock Exchange and the rules of such exchange require, the Province will appoint and maintain a transfer and paying agent in Luxembourg and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website, currently at www.bourse.lu.

7.                          Payment.  (a)  Except as provided under Sections 7(d) and 7(e) hereof, the Province will pay to the Fiscal Agent, in immediately available funds, in Renminbi, to an account to be specified by the Fiscal Agent, not later than 10:00 a.m. (local time in Hong Kong) one Business Day prior to the day on which the same shall become due (or the next succeeding Business Day if such due date falls upon a day which is not a Business Day), all amounts to be paid on the Bonds for principal and interest on that date as required by the terms of the Bonds.  The Province hereby authorizes and directs the Fiscal Agent, from the funds so paid to it, to make payment of the principal and interest in respect of the Bonds in accordance with their terms and the provisions set forth below.  As defined herein, “Business Day” means a day other than a Saturday or Sunday on which banking institutions in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), New York, New York, London, England and Toronto, Ontario are not authorized or obligated by law, regulation or executive order to close.  If the Bonds have been issued in definitive form and a date for payment is a Business Day, but is a day on which any Paying Agent is closed at the applicable place of payment, a registered holder will not be entitled to payment at such location until the next succeeding day other than a Saturday or Sunday on which banking institutions in such place of payment are not authorized or obligated by law, regulation or executive order to be closed and no further interest shall be paid in respect of the delay in such payment.

(b)                     All monies paid to the Fiscal Agent under Section 7(a) shall be held by it in a separate account from the moment when such monies are received until the time of actual payment, in trust for the registered holders of Bonds, to be applied by the Fiscal Agent to payments due on the Bonds at the time and in the manner provided for in this Agreement and the Bonds.  Any money deposited with the Fiscal Agent for the payment of the principal or interest in respect of any Bond remaining unclaimed for two years after such principal or interest shall have become due and payable shall be repaid to the Province (with interest calculated in accordance with arrangements to be made between the Province and the Fiscal Agent from time to time) and the registered holder of a Bond may thereafter look only to the Province for any payment to which such holder may be entitled.

(c)                      Any payment made to or for the account of the Fiscal Agent or any registered holder of Bonds in respect of any amount payable by the Province pursuant to the Bonds or this Agreement in any currency (the “Original Currency”) which payment is made in another currency (the “Other Currency”) pursuant to any judgment or order of a court or tribunal of any jurisdiction, shall constitute a discharge to the Province only to the extent of the amount of the Original Currency which the Fiscal Agent or the registered holder, as the case may be, acting in a reasonably prompt manner, is able to purchase with the Other Currency so received.  The Province shall, as a separate and independent obligation which shall not be merged in any such judgment or order, pay or cause to be paid the amount not so discharged in accordance with this subsection (c) and indemnify each of the Fiscal Agent or the registered holder in question against any loss or damage as a result of any such amount being paid in the Other Currency.

(d)                     So long as the CNY-denominated Bonds are represented by the Global Bond held with the Common Depositary or its nominee, all payments in respect of CNY-denominated Bonds shall be made solely by the Fiscal Agent (upon receipt of funds from the Province) to, or as directed by, the Common Depositary or its nominee as registered holder of the Global Bond in accordance with the regular procedures established from time to time by Clearstream, Euroclear and the Fiscal Agent.  If the CNY-denominated Bonds are issued in definitive form, all payments in respect of any such Bond shall be made by transfer to a Renminbi bank account maintained in Hong Kong by the registered holder of such CNY-denominated Bond in accordance with prevailing rules and regulations.  The Province shall not be required to make payment by any other means, including, for example, in any other currency or by transfer to a bank account in the PRC.  Notwithstanding the foregoing provisions of this Section 7(d), in the case of Inconvertibility, Non-transferability or Illiquidity (as defined in paragraph (e) below), the Province may make payments on the Bonds in U.S. dollars in accordance with Section 7(e).

(e)                      Notwithstanding any other provisions of this Agreement, if, by reason of Inconvertibility, Non-transferability or Illiquidity, the Province is not able to satisfy payments of principal, interest or Additional Amounts, if any, on any Bonds when due, in whole or in part, in Renminbi in Hong Kong, the Province may, on giving irrevocable notice to the registered holders of the Bonds and the Fiscal Agent not less than five nor more than 30 Business Days prior to the relevant payment date, settle any such payment, in whole or in part, in U.S. dollars on that payment date at the U.S. Dollar Equivalent of the amount that was otherwise payable in Renminbi. In such event, the Province shall make payments in respect of the Bonds in U.S. dollars, as determined in its discretion, (1) by wire transfer to a U.S. dollar-denominated account maintained by the relevant registered holders with a bank in New York, New York as such account shall have been provided to the Fiscal Agent and appears on the Register or (2) in the form of U.S. dollar-denominated checks drawn on a bank in New York, New York by mailing the checks payable to or upon the written order of the relevant registered holders to the addresses of such holders as they appear in the Register. Any such payment made under these circumstances in U.S. dollars shall constitute valid payment in full and shall not constitute a default in respect of the Bonds.  In this Agreement, the following definitions apply:

“Calculation Agent” means a calculation agent that is independent of the Province, appointed by the Province in good faith.

“CNY” means Renminbi, the official currency of the PRC (as defined below) eligible for trading outside of the PRC.

“CNY Dealer” means an independent foreign exchange dealer of international repute, active in the Renminbi exchange market in Hong Kong.

“Determination Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong, London, England and New York, New York.

“Determination Date” means the day which is two Determination Business Days before the relevant payment date.

“Hong Kong Governmental Authority” means any de facto or de jure government or any agency or instrumentality thereof, court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets (including the central bank) of Hong Kong.

“Illiquidity” means the general Renminbi exchange market in Hong Kong becomes illiquid as a result of which the Province cannot obtain sufficient Renminbi in order to satisfy its obligation to pay interest or principal, in whole or in part, in respect of the Bonds as determined by the Province in good faith and in a commercially reasonable manner following consultation with two CNY Dealers.

“Inconvertibility” means the occurrence of any event that makes it impossible for the Province to convert any Renminbi amount due in respect of the Bonds from or into U.S. dollars in the general Renminbi exchange market in Hong Kong, except if such impossibility is due solely to the failure by the Province to comply with any law, rule or regulation enacted by any Hong Kong Governmental Authority, unless such law, rule or regulation is enacted on or after November 1, 2013 and it is impossible for the Province, due to an event beyond its control, to comply with such law, rule or regulation.

“Non-transferability” means the occurrence of any event that makes it impossible for the Province to deliver Renminbi between accounts inside Hong Kong or from an account inside Hong Kong to an account outside Hong Kong, or vice versa, except if such impossibility is due solely to the failure by the Province to comply with any law, rule or regulation enacted by any Hong Kong Governmental Authority, unless such law, rule or regulation is enacted or becomes effective on or after November 1, 2013 and it is impossible for the Province, due to an event beyond its control, to comply with such law, rule or regulation.

“PRC” means the People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Renminbi” means the official currency of the PRC eligible for trading outside of the PRC.

“Spot Rate” means the spot CNY/U.S. dollar exchange rate for the purchase of U.S. dollars with Renminbi in the over-the-counter Renminbi exchange market in Hong Kong for settlement in two Determination Business Days, as determined by the Calculation Agent at or around 11:00 a.m. (Hong Kong time) on the Determination Date, on a deliverable basis by reference to Reuters Screen Page TRADCNY3, or if no such rate is available, on a non-deliverable basis by reference to Reuters Screen Page TRADNDF.  If neither of the foregoing rates is available, the Calculation Agent shall determine the Spot Rate at or around 11:00 a.m. (Hong Kong time) on the Determination Date as the most recently available CNY/U.S. dollar official fixing rate for settlement in two Determination Business Days reported by The State Administration of Foreign Exchange of the PRC, which is reported on the Reuters Screen Page CNY=SAEC.  Reference to a page on the Reuters Screen means the display page so designated on the Reuter Monitor Money Rates Service (or any successor service) or such other page as may replace that page for the purpose of displaying a comparable currency exchange rate.

“U.S. Dollar Equivalent” means the Renminbi amount converted into U.S. dollars using the Spot Rate for the relevant Determination Date.

The Province shall provide notice to the Fiscal Agent and each Paying Agent of the appointment of a Calculation Agent and of any payment of U.S. Dollar Equivalent.

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of this Section 7(e) by the Province or the Calculation Agent, shall (in the absence of willful default, bad faith or manifest error) be binding on the Province, the Fiscal Agent, the Paying Agents and all holders of the Bonds.

8.                          Mutilated, Defaced, Destroyed, Stolen or Lost Certificates.  (a)  If any Bond certificate is mutilated, defaced, destroyed, stolen or lost, application for replacement may be made to the Fiscal Agent at the Fiscal Agent’s Office who shall promptly transmit such application to the Province.  Such application shall be accompanied by the mutilated or defaced certificate or proof, satisfactory to the Province in its discretion, of the destruction, theft or loss of the certificate, and upon receipt by the Province of an indemnity satisfactory to it, the Province shall execute a new certificate of like tenor, and upon written instructions from the Province, the Fiscal Agent shall thereupon cancel the mutilated or defaced certificate or adjust the Register to reflect the destruction, theft or loss of a certificate, as the case may be, and authenticate, register and deliver such new certificate in exchange for the mutilated or defaced certificate or in substitution for the destroyed, stolen or lost certificate.  Such replacement certificate shall be dated so that neither gain nor loss of interest will result from such exchange or substitution.  All expenses associated with procuring any indemnity and with the preparation, authentication and delivery of a replacement certificate will be borne by the registered holder of the mutilated, defaced, destroyed, stolen or lost Bond certificate.

(b)                     Whenever any Bond, alleged to have been destroyed, stolen or lost for which a replacement Bond has been issued, is presented to the Fiscal Agent for payment on the Maturity Date (as defined herein), the Redemption Date or for registration of transfer or exchange, the Fiscal Agent shall promptly notify the Province in respect thereof and shall deal with such Bond only in accordance with the Province’s instructions.

9.                          Maturity, Redemption and Purchases.  (a)  Unless previously redeemed for tax reasons as provided in the terms and conditions of the Bonds, or repurchased by the Province as provided below in subsection (c), the principal amount of the Bonds is due and payable on November 13, 2014 (the “Maturity Date”).

(b)                     In accordance with the terms and conditions of the Bonds, upon receipt of a notice to redeem and a certificate of the Province, as set forth in the Bonds, the Fiscal Agent shall on behalf of the Province cause to be given to registered holders of the Bonds in accordance with Section 19(b), not less than 30 days and no more than 60 days prior to the Redemption Date, a notice of redemption stating: (i) the Redemption Date; (ii) the redemption price; and (iii) if applicable, the place or places of surrender of the Bonds to be redeemed.

(c)                      The Province may, if not in default under the Bonds, at any time purchase Bonds in the open market, or by tender or by private contract, at any price, in accordance with applicable law and, if definitive Bonds have been issued in accordance with Section 6, the Province may cause the Fiscal Agent to cancel any Bonds so purchased.

(d)                     If the Province elects to cancel any Bonds purchased by it when Bonds are held in the form of a Global Bond, it may require the Fiscal Agent to register such cancellation and to instruct the Common Depositary or its nominee, to reduce the outstanding aggregate principal amount of the Global Bond in accordance with the regular procedures of Clearstream and Euroclear in effect at such time.  In addition, upon the Province’s cancellation of any such Bonds, (i) the Fiscal Agent shall deem that the maximum amount of the Bonds to be issued and outstanding at any time (as described in Section 4) has been reduced by the principal amount of the Bonds so cancelled and (ii) if the principal amount of Bonds so cancelled equals or exceeds the principal amount of the last Global Bond (in sequential order by certificate number) and the Province so instructs, the Fiscal Agent shall, in accordance with its customary procedures, cancel such Global Bond, to reflect the reduction of the maximum amount of the Bonds to be issued and outstanding at any time.

10.                   Cancellation and Destruction.  All Bonds which are paid on the Maturity Date or the Redemption Date, or surrendered for registration of transfer or exchange for other certificates, shall be cancelled by the Fiscal Agent who shall register such cancellation.  The Fiscal Agent shall, as soon as practicable after the earliest of the date of cancellation of Bonds under this section or Section 8(a) or the date that the Register is adjusted to reflect the destruction, theft or loss of a certificate pursuant to Section 8(a), upon the written request of the Province, furnish the Province with a certificate or certificates of cancellation stating the serial numbers and total number of Bonds that have been cancelled.  The Fiscal Agent shall destroy all cancelled Bonds in its possession in accordance with the written instructions of the Province and shall, upon the written request of the Province, furnish to the Province, on a timely basis, a certificate or certificates of destruction stating the serial numbers, dollar value and total number of all Bonds destroyed hereunder.

11.                   (a)  Limit on Liability.  In acting under this Agreement, the Fiscal Agent is acting solely as agent of the Province and does not assume any obligation or relationship of agency or trust for or with any of the holders of the Bonds, except that all funds held by the

Fiscal Agent for payment of principal or interest shall be held in trust for the registered holders of Bonds as provided in this Agreement.

(b)                     Rights and Liabilities of Fiscal Agent.  The Fiscal Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Bond, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine.  Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Province made or given by it and sent, delivered or directed to the Fiscal Agent under, pursuant to, or as permitted by, any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any authorized officer or attorney-in-fact of the Province.

(c)                      Right of Fiscal Agent to Own Bonds.  The Fiscal Agent and its officers, directors and employees, may become the holder of, or acquire any interest in, any Bonds, with the same rights that it or they would have if it were not the Fiscal Agent, or they were not such officers, directors or employees, and may engage or be interested in any financial or other transaction with the Province and may act on, or as depositary, trustee or agent for, any committee or body of holders of Bonds or other obligations of the Province as freely as if it were not the Fiscal Agent hereunder or they were not such officers, directors or employees.

(d)                     Force Majeure.  Neither the Fiscal Agent nor the Province shall be liable for any loss or damage resulting from the failure to perform its obligations under this Agreement or any term or condition herein if such failure is due to any cause beyond the reasonable control of the party relying on such cause, for so long as such cause may continue to cause such failure, including, without limitation, war, acts of terrorism, civil commotion, military disturbances, acts of God, fire, nuclear or natural catastrophes, third party labour disturbances, or any similar cause beyond the reasonable control of such party.  Each party shall use commercially reasonable efforts to give notice to the other party as soon as reasonably possible of the occurrence of an event of force majeure as described under this provision and a summary of the action to be taken by it as a result of such event; provided, however, that such notice or failure to give such notice shall not in any way suspend or otherwise affect the operation of this provision.

Notwithstanding the foregoing,

(i)                                     each party shall use commercially reasonable efforts to maintain contingency plans in place to either mitigate or negate the effects of any such event; and

(ii)                                  each party shall at all times use commercially reasonable efforts to fully perform its obligations hereunder.

(e)                      WAIVER OF JURY TRIAL.  EACH PARTY AND EACH REGISTERED HOLDER OF THE BONDS WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS AGREEMENT.

(f)                       Disclaimer of Liability for Consequential or Punitive Damages.  Neither the Fiscal Agent nor the Province shall be liable for any indirect, punitive, consequential or exemplary damages (including but not limited to loss of profits) regardless of the cause of action.

12.                   Expenses and Indemnity.  (a)  In connection with the Fiscal Agent’s appointment and duties under this Agreement and the Bonds, the Province will pay the Fiscal Agent compensation in an amount separately agreed upon by the Province and the Fiscal Agent, subject to the provisions of the Financial Administration Act (British Columbia).  The Province will indemnify and hold harmless the Fiscal Agent against all claims, actions, demands, damages, costs, losses and liabilities which may be incurred by the Fiscal Agent by reason of, or in connection with, the Fiscal Agent’s appointment and duties as such, except as such result from any negligent act or omission, bad faith or willful misconduct of the Fiscal Agent or its directors, officers, employees or agents.  In addition, the Province shall, pursuant to arrangements separately agreed upon by the Province and the Fiscal Agent, transfer to the Fiscal Agent, upon presentation of substantiating documentation satisfactory to the Province, amounts sufficient to reimburse the Fiscal Agent for certain out-of-pocket expenses reasonably incurred by it in connection with its services.  The obligation of the Province under this subsection shall survive payment of the Bonds and resignation or removal of the Fiscal Agent.

(b)                     The Fiscal Agent agrees to indemnify and hold harmless the Province against all claims, actions, demands, damages, costs, losses and liabilities arising out of or relating to any negligent act or omission, bad faith or willful misconduct of the Fiscal Agent or its directors, officers, employees, or agents.  The obligations of the Fiscal Agent under this subsection shall survive payment of the Bonds and resignation or removal of the Fiscal Agent.

(c)                      Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought under this Agreement but failure to so notify any indemnifying party shall not relieve the indemnifying party from any liability which it may have otherwise than on account of this indemnity.  An indemnifying party may participate at its own expense in the defence of such action.  If it so elects within a reasonable time after receipt of such notice, an indemnifying party may assume the defence of such action with legal advisors chosen by it and approved by the indemnified party defendant in such action, unless such indemnified party reasonably objects to such assumption on the ground that there may be legal defences available to it which are different from or in addition to those available to such indemnifying party (in which case, the indemnified party shall be entitled to retain its own counsel), but an indemnifying party may not settle any action commenced against an indemnified party without the written consent of the indemnified party.  In order to be entitled to an indemnity with respect to a claim hereunder, an indemnified party will not, without the prior written consent of the indemnifying party, settle or compromise or consent to the entry of any judgment with respect to such pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the indemnifying party is an actual or potential party to such claim, action, suit or proceeding).  If any indemnifying party assumes the defence of any such action, the indemnifying party shall not be liable for any fees or expenses of the legal advisors of the indemnified party incurred thereafter in connection with such action.  In no event shall the indemnifying party be liable for the fees and expenses of more than one legal advisor for the indemnified party in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances.

13.                   (a)  Successor Fiscal Agent.  The Province agrees that there shall at all times be a Fiscal Agent hereunder which shall be a bank or trust company organized and doing business under the laws of the United States of America or of the State of New York applicable therein and be in good standing and authorized under such laws to exercise corporate trust powers; provided that the Province may choose to act at any time as its own fiscal agent, transfer agent, registrar and principal paying agent.

The Fiscal Agent shall not transfer or assign this Agreement or any interest or obligation herein without the Province’s prior written consent.  Any corporation into which the Fiscal Agent may be amalgamated, merged or converted, or any corporation with which the Fiscal Agent may be consolidated, or any corporation resulting from any amalgamation, merger, conversion or consolidation to which the Fiscal Agent shall sell or otherwise transfer all or substantially all of its corporate trust business provided that it shall be qualified as described in subsection (a), shall be the successor Fiscal Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto, but subject to prior notice to and the prior approval of the Province.

(b)                     Resignation and Removal.  The Fiscal Agent may at any time resign by giving written notice to the Province of its resignation, specifying the date on which its resignation shall become effective (which shall not be less than 60 days after the date on which such notice is given unless the Province shall agree to a shorter period); provided that no such notice shall expire less than 30 days before or 30 days after the due date for any payment of principal or interest in respect of the Bonds.  The Province may remove the Fiscal Agent at any time by giving written notice to the Fiscal Agent specifying the date on which such removal shall become effective.  Such resignation or removal shall only take effect upon the appointment by the Province of a successor Fiscal Agent qualified as described in subsection (a) and upon the acceptance of such appointment by such successor Fiscal Agent.  Any Paying Agent may resign or may be removed at any time upon like notice, and the Province in any case may appoint in substitution therefor a new Paying Agent or Paying Agents.

(c)                      Bankruptcy or Insolvency of Fiscal Agent.  The appointment of the Fiscal Agent hereunder shall forthwith terminate, whether or not notice of such termination shall have been given, if at any time the Fiscal Agent becomes incapable of performing its duties hereunder, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a liquidator or receiver of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of the Fiscal Agent, or if a liquidator or receiver of the

Fiscal Agent of all or any substantial part of its property is appointed or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of the Fiscal Agent or its property or affairs for the purposes of rehabilitation, conservation or liquidation.

(d)                     Appointment of Successor.  Prior to the effective date of any such resignation or removal of the Fiscal Agent, or if the Fiscal Agent shall become unable to act as such or shall cease to be qualified as described in subsection (a), the Province shall appoint a successor Fiscal Agent qualified as described in subsection (a).  Upon the appointment of a successor Fiscal Agent and its acceptance of such appointment, the retiring Fiscal Agent shall, at the direction of the Province and upon payment of its compensation and expenses then unpaid, deliver and pay over to its successor any and all securities, money and other properties then in its possession as Fiscal Agent and shall thereupon cease to act hereunder.

(e)                      Payment of Certain Fiscal Agent’s Fees Upon Termination.  If the Fiscal Agent resigns pursuant to Section 13(b) of this Agreement or ceases to act hereunder pursuant to Section 13(c) of this Agreement, the Fiscal Agent shall only be entitled to any annual fees otherwise payable to it under this Agreement on a pro rata basis for that period since the most recent anniversary of this Agreement during which the Fiscal Agent has acted hereunder.  In the event that the Fiscal Agent ceases to act as the Province’s fiscal agent hereunder for any other reason, the Fiscal Agent shall be entitled to receive the full amount of the annual fees payable to it pursuant to Section 12 of this Agreement.

(f)                       Notices to Registered Holders.  The Province shall notify the registered holders of Bonds pursuant to the notice provisions in Section 19(b), in the event: (i) a successor Fiscal Agent or any Paying Agent is appointed pursuant to this Agreement or (ii) the Fiscal Agent or any Paying Agent resigns or is removed by the Province.

14.                   Meetings of Registered Holders of Bonds.  (a)  The Fiscal Agent shall convene a meeting of the registered holders of the Bonds for any lawful purpose affecting their interests upon receipt of a written request of the Province or a written request signed in one or more counterparts by the registered holders of not less than 10% of the principal amount of the Bonds then outstanding and upon being indemnified to its reasonable satisfaction by the Province or the registered holders of the Bonds signing such request, as the case may be, against the costs which may be incurred in connection with the calling and holding of such meeting.  If the Fiscal Agent fails to give notice convening such meeting within 30 days after receipt of such request and indemnity, the Province or such registered holders of Bonds, as the case may be, may convene such meeting.  Every such meeting shall be held at such place as may be approved or determined by the Province.

(b)                     At least 30 days’ notice of any meeting shall be given to the registered holders of the Bonds in the manner provided pursuant to the terms and conditions of the Bonds by the party seeking to convene the meeting and a copy thereof shall be sent by post to the Fiscal Agent unless the meeting has been called by the Fiscal Agent, and to the Province, unless the meeting has been called by the Province.  Such notice shall state the time, place and purpose of the meeting and the general nature of the business to be transacted at the meeting, and shall include a statement to the effect that, prior to 48 hours to the time fixed for the meeting, (i) in the case of Bonds issued in the form of a Global Bond, those persons recorded in the Register, or (ii) in the limited circumstances in which Bonds in definitive registered form have been issued, those registered holders of Bonds who deposited their Bonds with the Fiscal Agent or any other person authorized for such purpose by the Fiscal Agent or the Province, shall be entitled to obtain voting certificates for appointing proxies (subject to such procedures and requirements as the Province and the Fiscal Agent may prescribe), but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed at such meeting or any other provisions.

(c)                      A registered holder of Bonds may appoint any person by instrument in writing as the holder’s proxy in respect of a meeting of the registered holders of Bonds or any adjournment of such meeting, and such proxy shall have all rights of the registered holder of Bonds in respect of such meeting.  All written notices to Clearstream and Euroclear of meetings shall contain a requirement that the registered holders of Bonds must notify clearing system participants and, if known, beneficial owners of Bonds of the meeting in accordance with procedures established from time to time by such clearing systems.  The registered holders of Bonds shall seek voting instructions on the matters to be raised at such meeting from the clearing system participants or, if known, from the beneficial owners of Bonds.

(d)                     A person, who need not be a registered holder of Bonds, will be nominated in writing by the Fiscal Agent as chair of the meeting and if no person is so nominated or if the person so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, the registered holders of the Bonds present in person or by proxy shall choose some person present to be chair, and, failing such choice, the Province may appoint a chair.

(e)                      At a meeting of registered holders of Bonds, a quorum shall consist of one or more registered holders of Bonds present in person or by proxy who represent at least a majority in principal amount of the then outstanding Bonds.  If a quorum of the registered holders of Bonds shall not be present within one-half hour after the time fixed for holding any meeting, the meeting, if convened by or at the request of registered holders of Bonds, shall be dissolved, but if otherwise convened the meeting shall stand adjourned without notice to the same day in the next week (unless such day is not a business day in the place where the meeting is to take place, in which case it shall stand adjourned until the next such business day following thereafter) at the same time and place unless the chair appoints some other place, or some other day or time of which not less than seven days’ notice shall be given in the manner provided above.  At the adjourned meeting one or more registered holders of Bonds present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent at least a majority in principal amount of the then outstanding Bonds.

(f)                       The chair of any meeting at which a quorum of the registered holders of Bonds is present may, with the consent of registered holders represented at the meeting of at least a majority in principal amount of the Bonds held by persons present at the meeting in person or by proxy, adjourn the meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

(g)                      Every motion or question submitted to a meeting (except a motion to adjourn the meeting pursuant to subsection (f)) shall be decided by Extraordinary Resolution (as defined below) and in the first place by the votes given on a show of hands.  At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chair that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive of the fact.  On any question submitted to a meeting when ordered by the chair or demanded by a show of hands by one or more registered holders of Bonds acting in person or by proxy and holding at least 2% in principal amount of the then outstanding Bonds, a poll shall be taken in such manner as the chair shall direct.

(h)                     On a poll each registered holder of Bonds present in person or represented by a proxy duly appointed by an instrument in writing shall be entitled to one vote in respect of each CNY10,000 principal amount of Bonds of which the person shall then be the registered holder.  A proxy need not be a holder of Bonds.  In the case of Bonds held jointly, any one of the joint registered holders in person or by proxy may vote in the absence of the other or others; but in case more than one of them be present in person or by proxy, only one of them may vote in respect of each CNY10,000 principal amount of Bonds of which they are joint registered holders.

(i)                         The Province and the Fiscal Agent, by their authorized representatives, officers and directors, and the financial and legal advisors of the Province and the Fiscal Agent may attend any meeting of the registered holders of Bonds, but shall have no vote as such.

(j)                        Except as set forth in Section 18, the registered holders of the Bonds may by Extraordinary Resolution (as defined below) agree with the Province to modify or amend this Agreement and the Bonds (including the terms and conditions thereof).  An Extraordinary Resolution duly passed at any such meeting shall be binding on all registered holders of Bonds, whether present or not; provided, however, no such modification or amendment to this Agreement or the terms and conditions of the Bonds shall, without the consent of the registered holder of each such Bond affected thereby: (a) change the Maturity Date of any such Bond or change any Interest Payment Date; (b) reduce the principal amount of any such Bond or the rate of interest payable thereon; (c) change the currency of payment of any such Bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Bond; or (e) reduce the percentage of the principal amount of Bonds necessary for the taking of any action, including modification or amendment of this Agreement or the terms and conditions of the Bonds, or reduce the quorum required at any meeting of registered holders of Bonds.

The term “Extraordinary Resolution” is defined as a resolution passed at a meeting of registered holders of Bonds held in accordance with the provisions of this Agreement and the Bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the then outstanding Bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed in one or more counterparts by the registered holders or not less than 66 2/3% in principal amount of the then outstanding Bonds.  The quorum at any such meeting for passing an Extraordinary Resolution is one or more registered holders of Bonds present in person or by proxy who represent at least a majority in principal amount of the then outstanding Bonds, or at any adjourned meeting called by the Province or the Fiscal Agent, one or more persons being or representing registered holders of Bonds whatever the principal amount of the Bonds so held or represented.

Every Extraordinary Resolution passed in accordance with the provisions of this Agreement at a meeting of registered holders of Bonds shall be binding upon all the holders of Bonds, whether present at or absent from such meeting, and every instrument in writing signed by registered holders of Bonds in accordance with this subsection (j) shall be binding upon all the registered holders of Bonds (whether or nor a signatory).  Subject to the provisions for its indemnity herein contained, the Fiscal Agent shall be bound to give effect accordingly to every such Extraordinary Resolution.

(k)                     Minutes of all resolutions and proceedings at every meeting of registered holders of Bonds held in accordance with the provisions of this Agreement shall be made and entered in books to be from time to time provided for that purpose by the Fiscal Agent and any such minutes, if signed by the chair of the meeting at which such resolutions were passed or proceedings taken, or by the chair of the next succeeding meeting of the registered holders of Bonds, shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed and proceedings taken at the meeting to have been duly passed and taken.

(l)                         The Fiscal Agent, or the Province with the approval of the Fiscal Agent, may from time to time make and from time to time vary such regulations as it shall from time to time deem fit:

(i)                                     for the deposit of instruments appointing proxies at such place as the Fiscal Agent, or the Province with the approval of the Fiscal Agent, may direct; and

(ii)                                  for the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed or sent by facsimile transmission or another means of recorded communication before the meeting to the Province or to the Fiscal Agent at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.

Any regulations so made shall be binding and effective and votes given in accordance therewith shall be valid and shall be counted.  Save as such regulations may provide, the only persons who shall be entitled to vote at a meeting of registered holders of Bonds shall be the registered holders thereof or their duly appointed proxies.

15.                   Further Issues.  The Province may from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further bonds ranking equally and ratably with the Bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the Bonds and shall have the same terms as to status, redemption or otherwise as the Bonds.  Any such further bonds shall be issued with the benefit of an agreement supplemental to this Agreement.

16.                   Reports.  The Fiscal Agent shall furnish to the Province such reports as may be reasonably required by the Province relative to the Fiscal Agent’s performance under this Agreement.  The Province may, whenever it deems it necessary, but only during normal business hours and upon 24 hours prior written notice, inspect any books and records maintained by the Fiscal Agent pursuant to this Agreement.

17.                   Forwarding of Notice.  If the Fiscal Agent shall receive any notice or demand addressed to the Province pursuant to the provisions of the Bonds, the Fiscal Agent shall promptly forward such notice or demand to the Province.

18.                   Amendments.  This Agreement and the Bonds may be amended or supplemented by the parties hereto, without notice to or the consent of the registered holder of any Bond, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provisions contained herein or in the Bonds, or effecting the issue of further bonds as described under Section 15, or in any other manner which the Province may deem necessary or desirable and which, in the reasonable opinion of the parties hereto, shall not adversely affect the interests of holders of Bonds.

So long as the Bonds are listed on the Luxembourg Stock Exchange, notice of any amendment of the Bonds or this Agreement will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website, currently at www.bourse.lu.

19.                   Notices.  (a)  Any communication from the Province to the Fiscal Agent with respect to this Agreement shall be addressed to The Bank of New York Mellon, 101 Barclay Street, 7E, New York, New York 10286, Attention: International Corporate Trust, Facsimile No.: (212) 815-5366/5390 and any communications from the Fiscal Agent to the Province with respect to this Agreement shall be addressed to the Ministry of Finance, Provincial Treasury, P.O. Box 9423 Stn. Prov. Govt., 620 Superior Street, Victoria, British Columbia, Canada, V8W 9V1, Attention:  Debt Management Branch; Facsimile No.: (250) 387-3024 (or such other address or facsimile number as shall be specified in writing by the Fiscal Agent or by the Province, as the case may be) and shall be delivered in person or sent by first class prepaid post or by facsimile transmission subject, in the case of facsimile transmission, to confirmation by telephone, to the foregoing addresses or using the forgoing facsimile numbers.  Such notice shall take effect in the case of delivery in person, at the time of delivery, in the case of delivery by first class prepaid post seven business days (in the place of posting) after dispatch and in the case of delivery by facsimile transmission, at the time of confirmation by telephone.

(b)                     All notices to the registered holders of Bonds will be published by or on behalf of the Province in English in the South China Morning Post in Hong Kong, The Wall Street Journal in New York, New York and The Globe and Mail in Canada.  If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as the Province shall determine.  As long as the Bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website, currently at www.bourse.lu.  Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.  Written notice will also be given to Clearstream and Euroclear, in accordance with their applicable policies as in effect from time to time, provided at the time of such notice the Bonds are represented by the Global Bond.  If the Bonds are being held in definitive form, notices will be validly given if sent by first class prepaid post addressed to the registered holders thereof at their respective addresses appearing in the Register and if, in the case of joint holders of any Bond, more than one address appears in the Register in respect of such joint holding, such notice shall be addressed only to the first address so appearing.  Any notice so given shall be deemed to have been given on the day on which it has been sent by post.

20.                   References.  Except as otherwise provided in this Agreement, references in this Agreement to sections or subsections are to sections or subsections of this Agreement.

21.                   Counterparts.  This Agreement may be executed in any number of counterparts and a counterpart may be delivered by electronic transmission.  Each counterpart shall be deemed an original and together shall constitute one and the same instrument.

22.                   Headings.  The headings for the sections of this Agreement are for convenience only and are not part of this Agreement.

23.                   Enurement.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

24.                   Waiver.  Any provision of this Agreement for the sole benefit of one party to this Agreement may be waived in whole or in part by that party without prejudice to that party’s rights in the event of a breach of any other provision of this Agreement.  The waiver by either party of any provision of this Agreement shall not be taken or held to be a waiver of any further breach of the same provision.  A waiver shall be binding on the waiving party only if it is in writing.

25.                   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties hereto have executed this Fiscal Agency Agreement as of the date first above written.

[Signature pages follow]

PROVINCE OF BRITISH COLUMBIA

By	/s/ Peter Milburn
Name: Peter Milburn
Title: Deputy Minister of Finance

[Signature page to the Fiscal Agency Agreement]

THE BANK OF NEW YORK MELLON,
as Fiscal Agent, Registrar, Transfer Agent and Principal Paying Agent

By	/s/ Jaime Nielsen
Name: Jaime Nielsen
Title: Vice President

[Signature page to the Fiscal Agency Agreement]

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,
as Luxembourg Paying Agent

By	/s/ Jaime Nielsen
Name: Jaime Nielsen
Title: Vice President

[Signature page to the Fiscal Agency Agreement]

Exhibit 1

[Form of Global Bond]

THIS BOND IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME AND EUROCLEAR BANK S.A./N.V.  UNLESS AND UNTIL THIS BOND IS EXCHANGED IN WHOLE OR IN PART FOR BONDS IN DEFINITIVE FORM, THIS BOND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CANADA

PROVINCE OF BRITISH COLUMBIA

ISSUE OF 2.25% BONDS, SERIES BCCNY-1, DUE NOVEMBER 13, 2014 ISSUED PURSUANT TO THE FINANCIAL ADMINISTRATION ACT, CHAPTER 138, REVISED STATUTES OF BRITISH COLUMBIA, 1996, AS AMENDED, AND AN ORDER OF THE LIEUTENANT GOVERNOR IN COUNCIL OF THE PROVINCE OF BRITISH COLUMBIA

REGISTERED NO. 0001
ISIN: XS0986985587
Common Code: 098698558

PROVINCE OF BRITISH COLUMBIA
2.25% BOND, SERIES BCCNY-1, DUE NOVEMBER 13, 2014

The Province of British Columbia (the “Province”), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or its registered assigns, as the nominee of The Bank of New York Mellon, London Branch, as common depositary (the “Common Depositary”, which term includes any successor depositary appointed in accordance with the Fiscal Agency Agreement (as defined below)) for Clearstream Banking, société anonyme (“Clearstream”, which term includes any successors thereto) and Euroclear Bank, S.A./N.V. (“Euroclear”, which term includes any successors thereto) the principal sum of TWO BILLION FIVE HUNDRED MILLION RENMINBI (CNY2,500,000,000) (the “Principal Amount”) on November 13, 2014 (the “Maturity Date”) or on such earlier date as the Principal Amount may become payable hereunder (the “Redemption Date”) and to pay interest thereon at the rate of 2.25% per annum from and including November 13, 2013 together with Additional Amounts (as defined herein), if any, until the Principal Amount is paid, in semi-annual installments in arrears on the 13th day of May and the 13th day of November in each year commencing on May 13, 2014 (each such date an “Interest Payment Date”) until and including the Maturity Date, all in accordance with the terms of this Global Bond.  As used herein, “PRC” means the People’s Republic of China (excluding the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region and Taiwan), and “CNY” and

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“Renminbi” mean Renminbi, the official currency of the PRC eligible for trading outside of the PRC.

This Global Bond is a fully registered global bond which initially represents the duly authorized issue of debt securities of the Province designated as its 2.25% Bonds, Series BCCNY-1, due November 13, 2014 (the “Bonds”), which issue is initially limited in aggregate principal amount to CNY2,500,000,000.  The Bonds and all the rights of the registered holders thereof are expressly subject to a fiscal agency agreement dated as of November 13, 2013 (the “Fiscal Agency Agreement”, which term includes any amendment or supplement to such agreement made in accordance with the terms of such agreement and this Global Bond) among the Province, The Bank of New York Mellon, as fiscal agent, registrar, transfer agent and principal paying agent (the “Fiscal Agent”, which term includes any successor as fiscal agent, registrar, transfer agent and principal paying agent appointed in accordance with the Fiscal Agency Agreement), and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent, (the “Luxembourg Paying Agent”, which term includes any successor as Luxembourg paying agent appointed in accordance with the Fiscal Agency Agreement), to which Fiscal Agency Agreement reference is hereby made for a statement of the respective rights, duties and immunities of the Province, the Fiscal Agent, the Luxembourg Paying Agent and registered holders of the Bonds and the terms upon which the Bonds are, and are to be, authenticated, registered and delivered.  The Bonds and the Fiscal Agency Agreement together constitute a contract, all the terms and conditions of which the registered holders by acceptance hereof assent to and are deemed to have notice of.  Capitalized terms not defined herein shall have the meaning assigned to them in the Fiscal Agency Agreement.

The Bonds are issued under the authority of the Financial Administration Act, Revised Statutes of British Columbia 1996, Chapter 138, as amended, and an Order of the Lieutenant Governor in Council of British Columbia.  The Bonds shall for all purposes be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

The Bonds are direct and unconditional general obligations of the Province.  The Bonds are not secured but rank equally and ratably with all other general obligations of the Province outstanding from time to time without any preference granted by the Province.  Payments of principal of and interest on the Bonds will be payable out of the Consolidated Revenue Fund of British Columbia.

Interest on the Bonds will accrue from and including the most recent Interest Payment Date to which interest has been paid, or, if no interest has been paid or duly provided for, from and including November 13, 2013, until the principal thereof has been paid or duly made available for payment.  Any overdue principal or interest on the Bonds shall bear interest at the rate of 2.25% per annum (both before and, subject to applicable law, after judgment) until paid, or if earlier, when the full amount of the monies payable has been received by the Fiscal Agent and notice to that effect has been given in accordance with the provisions set forth herein.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the persons in whose names the Bonds are registered at the close of business on April 28 or October 29 (each a “Record Date”) immediately preceding such Interest Payment Date.  If the Bonds become redeemable prior to maturity in accordance with the terms and

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conditions of this Global Bond, any interest payable under the Bonds on a Redemption Date which is not an Interest Payment Date will be payable to the persons in whose names the Bonds are registered on the Redemption Date.  Interest payments on the Bonds will include interest accrued to but excluding the dates on which such interest payments are due.

Interest on the Bonds shall be calculated on the basis of a 365-day year (without taking into account any 366-day year) and the actual number of days elapsed from and including the last date on which interest was paid or made available for payment (or, with respect to interest payable on the first Interest Payment Date, from the issue date of the Bonds) to but excluding the next Interest Payment Date (each such period, an “Interest Period”).  Interest in respect of a Bond shall be calculated per CNY10,000 in principal amount of such Bond (the “Calculation Amount”).  The amount of interest payable per Calculation Amount for any Interest Period shall be calculated by multiplying (1) the product of the rate of interest per annum in respect of the Bonds multiplied by the Calculation Amount by (ii) the quotient of the actual number of days in such Interest Period divided by 365, and rounding the resulting figure to the nearest CNY0.01 (CNY0.005 being rounded upwards).

If the Maturity Date, the Redemption Date or any Interest Payment Date falls on a day which is not a Business Day, the registered holder of the Bonds shall not be entitled to payment until the next following Business Day, and no additional interest shall accrue as a result of any such delay in payment.  If a Record Date falls on a day which is not a Business Day, then that Record Date shall be deemed to be the immediately preceding Business Day.  For the purposes of this paragraph, “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Hong Kong, New York, New York, London, England and Toronto, Ontario are not authorized or obligated by law, regulation or executive order to close.

The principal of the Bonds is payable to the registered holders thereof on the Maturity Date or the Redemption Date.  Payment of the principal of and interest on the Bonds will be made in Renminbi.  Payments of principal of and interest on the Bonds will be made by the Province in immediately available funds and, in the case of payments under this Global Bond, will be made by the Fiscal Agent to, or as directed by, the Common Depositary or its nominee as registered holder of the Global Bond in accordance with the regular procedures established from time to time by Clearstream, Euroclear and the Fiscal Agent.  Upon all payments having been made by the Province as required herein, this Global Bond shall be void and of no further effect, whether or not this Global Bond has been marked “cancelled” or delivered for cancellation to the Province or the Fiscal Agent.

All payments of principal of and interest on the Bonds will be made by the Province without withholding of, or deduction for, or on account of, any present or future taxes or duties of whatever nature imposed or levied by Canada, or any province, political subdivision or taxing authority therein or thereof, unless, as a result of the federal laws of Canada, or any province or political subdivision thereof or the official application of such laws or the regulations of any taxing authority therein or thereof, the Province is required to deduct or withhold any taxes or duties from any payments due under the Bonds.  In that event, the Province (subject to its right of redemption described herein) will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that every net payment of the principal of and interest

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on the Bonds will be not less than the amount provided for in the Bonds.  The Province shall not, however, be obliged to pay such Additional Amounts on account of any such taxes or duties:

(a)                                 to which a beneficial owner of a Bond is subject otherwise than merely by the ownership of Bonds or the receipt of income therefrom;

(b)                                 which become payable as a result of any Bond being presented for payment on a date more than 30 days after the Relevant Date except to the extent that the registered holder would have been entitled to such Additional Amounts on presenting the same for payment on such thirtieth day.  For this purpose, the “Relevant Date” means:

(i)                  the date on which the payment in respect of the Bonds first becomes due; or

(ii)               if the full amount of the monies payable shall not have been duly provided to the Fiscal Agent on or prior to such due date, the date on which such monies shall have been so provided;

(c)                                  where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such directive; or

(d)                                 by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) the relevant Bond to another paying agent in a Member State of the European Union.

References in this Global Bond to principal and interest shall include such Additional Amounts.

Notwithstanding any other provision of this Global Bond, if, by reason of Inconvertibility, Non-transferability or Illiquidity, the Province is not able to satisfy payments of principal, interest or Additional Amounts, if any, on any Bonds when due, in whole or in part, in Renminbi in Hong Kong, the Province may, on giving irrevocable notice to the registered holders of the Bonds and the Fiscal Agent not less than five nor more than 30 Business Days prior to the relevant payment date, settle any such payment, in whole or in part, in U.S. dollars on that payment date at the U.S. Dollar Equivalent of the amount that was otherwise payable in Renminbi. In such event, the Province shall make payments in respect of the Bonds in U.S. dollars, as determined in its discretion, (1) by wire transfer to a U.S. dollar-denominated account maintained by the relevant registered holders with a bank in New York, New York as such account shall have been provided to the Fiscal Agent and appears on the Register or (2) in the form of U.S. dollar-denominated checks drawn on a bank in New York, New York by mailing the checks payable to or upon the written order of the relevant registered holders of the Bonds to the addresses of such holders as they appear in the Register. Any such payment made under these circumstances in U.S. dollars shall constitute valid payment in full and shall not constitute a default in respect of the Bonds. In this Global Bond, the following definitions apply:

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“Calculation Agent” means a calculation agent that is independent of the Province, appointed by the Province in good faith.

“CNY Dealer” means an independent foreign exchange dealer of international repute, active in the Renminbi exchange market in Hong Kong.

“Determination Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong, London, England and New York, New York.

“Determination Date” means the day which is two Determination Business Days before the relevant payment date.

“Hong Kong Governmental Authority” means any de facto or de jure government or any agency or instrumentality thereof, court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets (including the central bank) of Hong Kong.

“Illiquidity” means the general Renminbi exchange market in Hong Kong becomes illiquid as a result of which the Province cannot obtain sufficient Renminbi in order to satisfy its obligation to pay interest or principal, in whole or in part, in respect of the Bonds as determined by the Province in good faith and in a commercially reasonable manner following consultation with two CNY Dealers.

“Inconvertibility” means the occurrence of any event that makes it impossible for the Province to convert any Renminbi amount due in respect of the Bonds from or into U.S. dollars in the general Renminbi exchange market in Hong Kong, except if such impossibility is due solely to the failure by the Province to comply with any law, rule or regulation enacted by any Hong Kong Governmental Authority, unless such law, rule or regulation is enacted on or after November 1, 2013 and it is impossible for the Province, due to an event beyond its control, to comply with such law, rule or regulation.

“Non-transferability” means the occurrence of any event that makes it impossible for the Province to deliver Renminbi between accounts inside Hong Kong or from an account inside Hong Kong to an account outside Hong Kong, or vice versa, except if such impossibility is due solely to the failure by the Province to comply with any law, rule or regulation enacted by any Hong Kong Governmental Authority, unless such law, rule or regulation is enacted or becomes effective on or after November 1, 2013 and it is impossible for the Province, due to an event beyond its control, to comply with such law, rule or regulation.

“Spot Rate” means the spot CNY/U.S. dollar exchange rate for the purchase of U.S. dollars with Renminbi in the over-the-counter Renminbi exchange market in Hong Kong for settlement in two Determination Business Days, as determined by the Calculation Agent at or around 11:00 a.m. (Hong Kong time) on the Determination Date, on a deliverable basis by reference to Reuters Screen Page TRADCNY3, or if no such rate is available, on a non-deliverable basis by reference to Reuters Screen Page TRADNDF.  If neither of the foregoing rates is available, the Calculation Agent shall determine the Spot Rate at or around 11:00 a.m. (Hong Kong time) on the Determination Date as the most recently available CNY/U.S. dollar

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official fixing rate for settlement in two Determination Business Days reported by The State Administration of Foreign Exchange of the PRC, which is reported on the Reuters Screen Page CNY=SAEC.  Reference to a page on the Reuters Screen means the display page so designated on the Reuter Monitor Money Rates Service (or any successor service) or such other page as may replace that page for the purpose of displaying a comparable currency exchange rate.

“U.S. Dollar Equivalent” means the Renminbi amount converted into U.S. dollars using the Spot Rate for the relevant Determination Date.

The Province shall provide notice to the Fiscal Agent and each paying agent of the appointment of a Calculation Agent and of any payment of U.S. Dollar Equivalent.

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the foregoing provisions by the Province or the Calculation Agent shall (in the absence of willful default, bad faith or manifest error) be binding on the Province, the Fiscal Agent, the paying agents and all holders of the Bonds.

The principal amount of the Bonds is due and payable on November 13, 2014.  The Bonds are not redeemable prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of registered holders prior to maturity.  The Province’s obligation to pay an amount of interest on the Bonds will cease if a claim for the payment of such interest is not made within two years after the date on which such interest becomes due and payable.  The Province’s obligation to pay the principal amount of the Bonds will cease if a claim for the payment of such principal is not made within two years after the date on which such principal becomes due and payable.

The Bonds may be redeemed at the option of the Province in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice to registered holders of Bonds in accordance with the Fiscal Agency Agreement (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the Redemption Date, if (a) the Province has or will become obliged to pay Additional Amounts as provided above, as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after November 1, 2013, and (b) such obligation cannot be avoided by the Province taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Province would be obliged to pay such Additional Amounts were a payment in respect of the Bonds then due.  Prior to the publication of any notice of redemption pursuant to this paragraph, the Province shall deliver to the Fiscal Agent a certificate signed by an officer of the Province stating that the Province is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Province so to redeem have occurred.

If (a) there is a non-payment of the principal of or interest on any of the Bonds and such non-payment continues for a period of more than 15 days after written notice of such

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non-payment is given to the Province by a registered holder of Bonds or (b) there is failure in the performance of any other covenant of the Province contained in the Bonds which continues for more than 30 days after written notice requiring such failure to be remedied is given to the Province by a registered holder of Bonds, then the registered holder giving such notice may give a further written notice to the Province demanding that the principal amount of all or any of the Bonds held by such registered holder become immediately repayable, together with accrued interest, and upon the giving of such further notice, such Bonds shall become repayable accordingly.  Any such notice or further notice from a registered holder of Bonds to the Province shall be given to the Province by delivering such notice or further notice to the Fiscal Agent.

The Province may, if not in default under the Bonds, at any time purchase Bonds in the open market, or by tender or by private contract, at any price, in accordance with applicable law and cause the Fiscal Agent to cancel any Bonds so purchased.

The Fiscal Agent has been appointed as the registrar for the Bonds, and as such will maintain at its office in the borough of Manhattan, the City and State of New York or at such other office reasonably satisfactory to the Province (the “Fiscal Agent’s Office”) a register (the “Register”) for the initial registration, and the registration of transfers and exchanges, of Bonds.  Subject to the limitations, terms and conditions set forth herein and in the Fiscal Agency Agreement, a Bond may be transferred at the Fiscal Agent’s Office by surrendering the Bond to the Fiscal Agent for cancellation, and thereupon the Fiscal Agent shall issue and register in the name of the transferee, in exchange therefor, a new Bond having identical terms and conditions and having a like aggregate principal amount in authorized denominations.  Upon the occurrence of certain events specified in Section 6 of the Fiscal Agency Agreement, this Global Bond is exchangeable at the Fiscal Agent’s Office for Bonds in definitive registered form without coupons, in authorized denominations of CNY1,000,000 and integral multiples of CNY10,000 for amounts in excess of CNY1,000,000, in an equal aggregate principal amount and having identical terms and conditions as this Global Bond (except insofar as they relate specifically to this Global Bond).  On or after such exchange, the Fiscal Agent shall make all payments to be made in respect of such Bonds in definitive registered form to the registered holders thereof regardless of whether such exchange occurred after the Record Date for such payment.  If a Bond is surrendered for transfer or exchange, it shall be accompanied by a written instrument of transfer in form satisfactory to the Fiscal Agent and executed by the registered holder in person or by the registered holder’s attorney duly authorized in writing.  No service charge will be imposed for any such transfer or exchange other than reasonable fees for the replacement of lost, stolen, mutilated, defaced or destroyed Bond certificates, but the Province may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge in connection therewith.

The Fiscal Agent shall not be required to register any transfer or exchange of any Bond during the period from any Record Date to the corresponding Interest Payment Date.  Neither the Province nor the Fiscal Agent shall be required to make any exchange of Bonds if, as a result thereof, the Province may incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of the exchange.  No provision of the Bonds or of the Fiscal Agency Agreement shall alter or impair the obligation of the Province, which is absolute and unconditional, to pay the principal of and interest on the Bonds at the time, place and rate, and in the coin or currency, herein prescribed.

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The Province and the Fiscal Agent shall deem and treat the person in whose name a Bond is registered as the absolute owner of such Bond for all purposes whatsoever, whether or not such Bond is overdue, and neither the Province nor the Fiscal Agent shall be affected by notice to the contrary.  All payments to or on the order of the registered holder of any Bond are valid and effectual to discharge the liability of the Province or the Fiscal Agent on such Bond to the extent of the sum or sums paid.

The Fiscal Agency Agreement and the Bonds may be amended or supplemented by the Province, on the one hand, and the Fiscal Agent, on the other hand, without notice to or the consent of the registered holder of any Bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained in the Fiscal Agency Agreement or the Bonds, or effecting the issue of further bonds as described below, or in any manner which the Province may deem necessary or desirable and which, in the reasonable opinion of the Province, on the one hand, and the Fiscal Agent, on the other hand, will not adversely affect the interests of holders of the Bonds.

In addition to the amendments or supplements to the Fiscal Agency Agreement or the Bonds permitted by the provisions in the immediately preceding paragraph, the Fiscal Agency Agreement contains provisions for registered holders of Bonds to agree with the Province to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement and the Bonds (including the terms and conditions contained herein).  An Extraordinary Resolution duly made in accordance with the provisions of the Fiscal Agency Agreement shall be binding on all registered holders of Bonds whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Bonds shall, without the consent of the registered holder of each such Bond affected thereby: (a) change the Maturity Date of any such Bond or change any Interest Payment Date; (b) reduce the principal amount of any such Bond or the rate of interest payable thereon; (c) change the currency of payment of any such Bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Bond; or (e) reduce the percentage of the principal amount of Bonds necessary for the taking of any action, including modification or amendment of the Fiscal Agency Agreement or the terms and conditions of the Bonds, or reduce the quorum required at any meeting of registered holders of Bonds.

The term “Extraordinary Resolution” is defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of Bonds held in accordance with the provisions of the Fiscal Agency Agreement and the Bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the then outstanding Bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed in one or more counterparts by the registered holders of not less than 66 2/3% in principal amount of the then outstanding Bonds.  The quorum at any such meeting for passing an Extraordinary Resolution is one or more registered holders of Bonds present in person or by proxy who represent at least a majority in principal amount of the then outstanding Bonds, or at any adjourned meeting called by the Province or the Fiscal Agent, one or more persons being or representing registered holders of Bonds whatever the principal amount of the Bonds so held or represented.

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All notices to the registered holders of Bonds will be published in English in the South China Morning Post in Hong Kong, The Wall Street Journal in New York, New York and The Globe and Mail in Canada.  If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as the Province shall determine.  As long as the Bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website, currently at www.bourse.lu.  Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.  Written notice will also be given to Clearstream and Euroclear, in accordance with their applicable procedures as in effect from time to time, provided at the time of such notice the Bonds are represented by this Global Bond.  If the Bonds are being held in definitive form, notices will be validly given if sent by first class prepaid post addressed to the registered holders thereof at their respective addresses appearing in the Register and if, in the case of joint holders of any Bond, more than one address appears in the Register in respect of such joint holding, such notice shall be addressed only to the first address so appearing.  Any notice so given shall be deemed to have been given on the day of it being sent by post.

The Province may from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further bonds ranking equally and ratably with the Bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the Bonds and shall have the same terms as to status, redemption or otherwise as the Bonds.  Any such further bonds shall be issued subject to an agreement supplemental to the Fiscal Agency Agreement.

It is hereby certified and declared that all acts, conditions and things necessary to be done and to exist precedent to and in the issuance of this Global Bond have been properly done, fulfilled and performed and do exist in regular and due form as required by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

If definitive Bonds are issued and for so long as the Bonds are listed on the Luxembourg Stock Exchange and if the rules of such stock exchange so require, the Province will appoint and maintain a paying agent and a transfer agent in Luxembourg.  The Province will also maintain a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such directive.

Unless the certificate of authentication below has been executed by the Fiscal Agent by manual signature, this Global Bond shall not be entitled to any benefit under the Fiscal Agency Agreement or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Province of British Columbia has caused the manual signature and the manual countersignature of its duly authorized signatories to be affixed to this Global Bond.

DATED: November 13, 2013	Countersigned:

Authorized Signatory	Authorized Signatory

FISCAL AGENT’S CERTIFICATE OF AUTHENTICATION

This Global Bond is one of the 2.25% Bonds, Series BCCNY-1, due November 13, 2014 referred to herein.

THE BANK OF NEW YORK MELLON,
as Fiscal Agent

By:
Authorized Signatory

CONFORMED COPY

November 13, 2013

The Hongkong and Shanghai Banking Corporation Limited Bank of China

Industrial and Commercial Bank of China (Asia) Limited

(collectively, the “Underwriters”)

c/o The Hongkong and Shanghai Banking Corporation Limited

1 Queen’s Road Central

Hong Kong SAR, China

Minister of Finance Parliament Buildings Victoria, British Columbia Canada V8V 1X4

Re:      Issue on November 13, 2013 by the Province of British Columbia (the “Province”) of CNY 2,500,000,000 aggregate principal amount of its 2.25% Bonds, Series BCCNY-1, due November 13, 2014 (the “Bonds”)

We have acted as counsel for the Province in connection with the issue and sale of the Bonds by the Province pursuant to an underwriting agreement dated as of November 1, 2013 (the “Underwriting Agreement”) between the Province and the Underwriters.

For the purposes of this opinion, we have examined original, photostatic, facsimile, electronic or certified copies of the following:

(a)           the Underwriting Agreement;

(b)           Registration Statement No. 333-182088 filed with the Securities and Exchange Commission (the “Registration Statement”);

(c)           the “Time of Sale Information” and the “Final Prospectus” as those terms are defined in the Underwriting Agreement (which terms will bear the same meaning in this opinion as in the Underwriting Agreement);

(d)           a fiscal agency agreement dated as of November 13, 2013 (the “Fiscal Agency Agreement”) among the Province, The Bank of New York Mellon (the “Fiscal Agent”), and The Bank of New York Mellon (Luxembourg), S.A. (the “Luxembourg Paying Agent”), in which the Province, in relation to the Bonds, appoints the Fiscal Agent as fiscal agent, registrar, transfer agent and principal paying agent and the Luxembourg Paying Agent as paying agent in Luxembourg;

Ministry of Justice	Legal Services Branch Finance, Commercial and Transportation Group	Mailing Address: PO BOX 9289 STN PROV GOVT Victoria BC V8W 9J7 Telephone: 250 356-8471 Facsimile: 250 387-1010	Location: 7th floor - 1675 Douglas Street Victoria BC

(e)           a certificate dated November 13, 2013 signed by the Executive Director, Debt Management Branch, Provincial Treasury, Ministry of Finance, as to the amendments to, and the full force and effect of, the Financial Administration Act, RSBC 1996, c. 138, updated to August 3, 2012, as amended by

(i)            section 55 of the Advanced Education Statutes Amendment Act, 2011, Statutes of British Columbia 2012, Chapter 7,

(ii)           sections 74 and 75 of the Provincial Sales Tax Transitional Provisions and Amendments Act, 2013, Statutes of British Columbia 2013, Chapter 1, and

(iii)          section 38 of the Limitation Act, Statutes of British Columbia 2013, Chapter 13

(collectively, the “FAA”);

(f)            Order in Council No. 233 of the Lieutenant Governor in Council of the Province of British Columbia, approved and ordered on April 19, 2012 (the “Authorizing Order”) made pursuant to the FAA;

(g)           a certificate dated November 13, 2013 signed by the Deputy Minister of Finance as to:

(i)            any amendments to and the full force and effect of the FAA and the Authorizing Order,

(ii)           the borrowings pursuant to the Authorizing Order,

(iii)          the appointment and qualification of certain officers of the Province and verification of their genuine signatures,

(iv)          the existence of necessary approvals for the indemnities by the Province in the Underwriting Agreement and the Fiscal Agency Agreement,

(v)           the determination of the terms and conditions of the Bonds, and

(vi)          the appointment of the Fiscal Agent as fiscal agent, registrar, transfer agent and principal paying agent for the Bonds and the appointment of the Luxembourg Paying Agent as paying agent in Luxembourg for the Bonds;

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(h)           a certificate dated November 13, 2013 signed by the Deputy Minister of Finance as to those matters referred to in section 9(b) and (g) of the Underwriting Agreement;

(i)            a letter dated November 8, 2013 from the Province addressed to the Fiscal Agent providing for authentication, registration and delivery of the Bonds (the “Fiscal Agent Instruction Letter”);

(j)           a certificate dated November 13, 2013 executed on behalf of the Fiscal Agent as to the authorization of the Fiscal Agent to enter into and act as fiscal agent, registrar, transfer agent and principal paying agent for the Bonds under the Fiscal Agency Agreement and appointing persons authorized to execute documents and authenticate the Bonds on its behalf;

(k)           a global bond certificate representing the Bonds bearing number 0001 in the principal amount of CNY 2,500,000,000 registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary (the “Common Depositary”) for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., in the form attached as Exhibit 1 to the Fiscal Agency Agreement (the “Global Bond”), signed and countersigned by persons authorized to do so under the FAA and the Authorizing Order, and authenticated by an authorized signatory of the Fiscal Agent; and

(l)            such other documents and matters of law as we have considered necessary or appropriate for the purposes of this opinion.

In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as photostatic, facsimile, electronic or certified copies.

For the purposes of this opinion, we have assumed that the Underwriting Agreement and the Fiscal Agency Agreement are within the capacities and powers of, and have been validly authorized, executed and delivered by, the parties to those agreements, other than the Province, and that those other parties have obtained any regulatory approvals applicable to them.  We have also assumed that, insofar as any obligations or other actions are to be performed or taken in jurisdictions outside British Columbia, those obligations or actions will not be unlawful or ineffective by virtue of the laws of those jurisdictions.

This opinion is limited to matters of British Columbia law and federal law of Canada applicable in British Columbia.

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We have not been asked to comment on, and express no opinion as to, the financial statements and other financial and statistical information contained in the Registration Statement, the Time of Sale Information and the Final Prospectus.

Based and relying on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that under the laws of British Columbia and the federal laws of Canada applicable in British Columbia:

1.             The Province has full power and authority to execute and deliver the Underwriting Agreement and to issue and sell the Bonds.

2.             The Underwriting Agreement and the Fiscal Agency Agreement have been duly authorized, executed and delivered by the Province and each is a valid and legally binding agreement of the Province, except as rights to indemnity and contribution thereunder may be limited under applicable law.

3.             The  Global Bond has been duly authorized, executed and issued by the Province and duly authenticated by the Fiscal Agent in accordance with the provisions of the Underwriting Agreement and the Fiscal Agency Agreement and in accordance with the laws of British Columbia, the federal laws of Canada applicable in British Columbia and the Authorizing Order.  Upon the Global Bond having been delivered to the custodian for the Common Depositary in accordance with the Fiscal Agency Agreement and the Fiscal Agent Instruction Letter, and payment for the Bonds having been made to the Province in accordance with the Underwriting Agreement, the Global Bond will constitute a valid, legally binding, direct and unconditional general obligation of the Province in accordance with its terms and will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Province outstanding on the date of issue of the Bonds.

4.             All authorizations, approvals, consents, orders and waivers required under the laws of British Columbia and the federal laws of Canada applicable in British Columbia to permit the execution and delivery of the Underwriting Agreement and the Fiscal Agency Agreement, the issuance of the Bonds and the performance by the Province of its obligations thereunder have been obtained and are in full force and effect.

5.             Proceedings may be brought against the Province in the Supreme Court of British Columbia and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against the Province arising out of or relating to obligations under the Bonds, nor is any immunity from jurisdiction available to the Province in any proceedings in the Supreme Court of British Columbia brought in accordance with the Crown Proceeding Act (British Columbia) and within applicable limitation periods, whether or not a party to the proceedings or the holder of a Bond is resident within British Columbia or is a citizen of Canada.

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6.             The statements in the Time of Sale Information and the Final Prospectus under the caption “Description of Bonds”, insofar as such statements constitute a summary of the documents referred to therein, are accurate in all material respects, subject to the qualifications stated therein.

7.             The statements in the Time of Sale Information and the Final Prospectus under the caption “Tax Matters—Canadian Taxation”, to the extent that they constitute summaries of legal matters referred to therein, fairly summarize in all material respects the legal matters referred to therein insofar as such legal matters apply to the Bonds.

Although we are not passing upon and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Time of Sale Information and the Final Prospectus, as amended or supplemented, based upon our participation in conferences with representatives of the Province at which the contents of the Registration Statement, the Time of Sale Information and the Final Prospectus and related matters were discussed, no facts have come to our attention which lead us to believe: (A) that the Registration Statement (other than the financial statements and other financial or statistical data contained therein or omitted therefrom, as to which we have not been requested to comment), at the time each part became effective or on the date of the Underwriting Agreement, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (B) that the Time of Sale Information (other than the financial statements and other financial or statistical data contained therein or omitted therefrom, as to which we have not been requested to comment), as of the “Time of Sale” (as defined in the Underwriting Agreement), contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (C) that the Final Prospectus (other than the financial statements and other financial or statistical data contained therein or omitted therefrom, as to which we have not been requested to comment), as of its date or the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. A material fact (as defined in the Securities Act (British Columbia)) in relation to the offering of the Bonds by the Province means a fact that would reasonably be expected to have a significant effect on the market price or value of the Bonds.  We are not qualified to judge the impact which any facts may have in the securities marketplace.  Our comment to the effect set out above concerning the materiality of facts which have come to our attention is based on our experience in practicing securities law and on the meaning of the term “material fact” as stated above, and should not be interpreted as an opinion or expert comment about financial acts or the impact of any facts on market prices or values of securities.

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This opinion is subject to the following qualifications:

(i)            claims under the Underwriting Agreement, the Fiscal Agency Agreement or the Bonds may become barred under the Limitation Act (British Columbia) or may be or become subject to defences of set-off or counterclaim;

(ii)           the enforceability of any particular provision of the Underwriting Agreement, the Fiscal Agency Agreement or the Bonds is subject to general principles of equity;

(iii)          the remedies of injunction and specific performance are not available against the Province under the Crown Proceeding Act (British Columbia);

(iv)          determinations, certificates, notifications, opinions, calculations or requests made by the Province, the Underwriters or the Fiscal Agent under the Underwriting Agreement, the Fiscal Agency Agreement or the Bonds, as the case may be, pursuant to any discretion therein conferred may not be enforceable or conclusive if shown to have an unreasonable or arbitrary basis or if there is manifest error;

(v)           an order obtained in proceedings against the Province in the Supreme Court of British Columbia may not, by virtue of the Crown Proceeding Act (British Columbia), be enforced by execution, attachment or process of that nature, but the Crown Proceeding Act (British Columbia) does provide that if such an order for the payment of money is made, the proper officer of the court must, on application, issue a certificate stating the amount payable, and the Minister of Finance must (subject to the court or an appellate court directing that payment be suspended pending an appeal or otherwise) pay out of the Consolidated Revenue Fund of British Columbia to the person entitled, or to that person’s order, the amount appearing by the certificate to be due, together with the interest, if any, lawfully due;

(vi)          where obligations are to be performed in a jurisdiction outside British Columbia, they may not be enforceable in British Columbia to the extent that performance would be illegal under the laws of the other jurisdiction;

(vii)         a British Columbia court will not ordinarily enforce a foreign judgment which is not final and conclusive, which is found to have been obtained by fraud or in a manner contrary to natural justice, which relates to a matter previously adjudicated by a British Columbia court or involving the enforcement of foreign penal or revenue laws, which is rendered by a foreign court which the British Columbia court does not recognize as having jurisdiction over the party against whom judgment was rendered, or where the enforcement is otherwise found to be contrary to public policy;

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(viii)        an award of costs of litigation brought before a British Columbia court is in the discretion of the court notwithstanding any contrary provisions contained in any agreement;

(ix)          the Currency Act (Canada) precludes a court in Canada from giving a judgment in any currency other than Canadian currency, but Section 7(c) of the Fiscal Agency Agreement contains an indemnity by the Province applicable to any loss or damage which arises out of the payment in Canadian currency pursuant to the judgment of a court, of an amount which under the Fiscal Agency Agreement or the Bonds is expressed to be payable in a currency other than Canadian currency; and

(x)           the Foreign Money Claims Act (British Columbia) provides that if a court considers that a person in whose favour an order for the payment of money is to be made will be most truly and exactly compensated if all or part of the money payable under the order is measured in a currency other than Canadian currency, the court shall order that the money payable under the order will be that amount of Canadian currency that is necessary to purchase the equivalent amount of the other currency at a chartered bank in British Columbia at the close of business on the conversion date.  The Act defines conversion date, in effect, as the last day before the day on which a payment under the order is made that the relevant chartered bank quotes a Canadian dollar equivalent to the other currency.  The Act and the Foreign Money Claims Regulation made under it also provide, in effect, that, subject to the discretion of the court, interest payable after the date of an order to which the Act applies shall accrue at the applicable foreign prime rate (as described in the Regulation) until payment.

This opinion is rendered solely to you in connection with this issue of Bonds. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent, except that Shearman & Sterling LLP and the Fiscal Agent (in its capacity as fiscal agent, registrar, transfer agent and principal paying agent for the Bonds) are entitled to rely on this opinion as if it were addressed to them.

We consent to the inclusion of this opinion in a Form 18-K/A amendment to the Province’s Annual Report on Form 18-K for the year ended March 31, 2013, which Annual Report is incorporated by reference into the Registration Statement.

This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise the Underwriters, Shearman & Sterling LLP, or the Fiscal Agent of any changes in the law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or are brought, to our attention.

Yours very truly,

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/s/ Michael Shepherd
Michael Shepherd, QC
Senior Legal Counsel
Legal Services Branch
Ministry of Justice
Province of British Columbia

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SCHEDULE OF EXPENSES

It is estimated that the expenses of the Province of British Columbia in connection with the sale of the Bonds will be as follows:

Securities and Exchange Commission fee	U.S.$	13,000
Listing fees and expenses	15,000
Printing expenses	15,000
Fiscal Agent fees and expenses	13,000
Legal fees and expenses	125,000
Underwriters’ expense allowance	143,000
TOTAL	U.S.$	324,000

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